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Rule 424(b)(3)
Registration No. 333-103437

PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 6, 2003
TO PROSPECTUS DATED MARCH 12, 2003

NAVISTAR INTERNATIONAL CORPORATION

2 1/2% Senior Convertible Notes due December 15, 2007
and
5,473,926 Shares of Common Stock
Issuable Upon Conversion of the Notes

        This prospectus supplement relates to the resale by the selling securityholders named below of our 2 1/2% senior convertible notes due December 15, 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated March 12, 2003, which is to be delivered with this prospectus supplement.

        The selling securityholder table and related notes on pages 43 through 45 of the prospectus are hereby amended and restated in their entirety as set forth below to reflect additional selling securityholders and updated information submitted to us by selling securityholders originally listed in the prospectus dated March 12, 2003:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold (1)	Shares of Common Stock Owned Prior to the Offering (2)(3)	Shares of Common Stock Offered (3)	Shares of Common Stock Owned After Completion of the Offering
Aftra Health Fund	$115,000	3,313	3,313	0
AIG DKR SoundShore Opportunity Holding Fund Ltd	2,500,000	72,025	72,025	0
Akela Capital Master Fund, Ltd	6,000,000	172,860	172,860	0
Allegheny Technologies Inc. Pension Plan	800,000	23,048	23,048	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd	6,200,000	178,622	178,622	0
Argent Classic Convertible Arbitrage Fund L.P.	3,300,000	95,073	95,073	0
Banc of America Securities, LLC	110,000	3,169	3,169	0
BNP Paribas Equity Strategies, SNC	9,192,000	269,581	264,822	4,759
BP Amoco PLC Master Trust	259,000	7,461	7,461	0
Caspian Capital Partners LP (4)	1,200,000	39,955	34,572	5,383
Chrysler Corporation Master Retirement Trust	3,390,000	97,666	97,666	0
City of Stamford Police Pension Fund	148,000	4,263	4,263	0
Coastal Convertibles Ltd.	1,000,000	28,810	28,810	0
Colgate-Palmolive Company Retirement Trust	400,000	11,524	11,524	0
Context Convertible Arbitrage Fund, L.P.	490,000	14,116	14,116	0
Context Convertible Arbitrage Offshore Fund, Ltd.	260,000	7,490	7,490	0
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	5,115,000	147,363	147,363	0
Credit Suisse First Boston Corporation	17,000,000	489,772	489,772	0

DBAG London	27,000,000	777,873	777,873	0
Delta Air Lines Master Trust—CV (c/o Oaktree Capital Management, LLC)	770,000	22,183	22,183	0
Delta Pilots Disability & Survivorship Trust—CV(c/o Oaktree Capital Management, LLC)	540,000	15,557	15,557	0
D.E. Shaw Investment Group, L.P.	1,000,000	28,810	28,810	0
D.E. Shaw Valence Portfolios, L.P.	4,000,000	115,240	115,240	0
Deutsche Bank Securities Inc.	1,250,000	36,012	36,012	0
Golden Rule Insurance Company	232,000	6,683	6,683	0
Grace Convertible Arbitrage Fund, Ltd.	4,000,000	115,240	115,240	0
Highbridge International LLC	15,000,000	432,152	432,152	0
Hotel Union and Hotel Industry of Hawaii Pension Plan	109,000	3,140	3,140	0
KBC Financial Products USA Inc.	2,000,000	57,620	57,620	0
LDG Limited	750,000	21,607	21,607	0
Mainstay Convertible Fund	1,245,000	35,868	35,868	0
Mainstay VP Convertible Fund	515,000	14,837	14,837	0
Mariner LDC (4)	800,000	26,636	23,048	3,588
MFS Total Return Fund, a series of Trust V	2,000,000	57,620	57,620	0
Microsoft Corporation	1,440,000	41,486	41,486	0
Motion Picture Industry Health Plan—Active Member Fund	260,000	7,490	7,490	0
Motion Picture Industry Health Plan—Retiree Member Fund	160,000	4,609	4,609	0
New York Life Insurance Company (Post 82)	1,360,000	39,181	39,181	0
New York Life Insurance Company (Pre 82)	625,000	18,006	18,006	0
New York Life Separate Account #7	30,000	864	864	0
OCM Convertible Trust	2,645,000	76,202	76,202	0
Onyx Fund Holdings, LDC	2,000,000	57,620	57,620	0
Pacific Life Insurance Company	500,000	14,405	14,405	0
Partner Reinsurance Company Ltd.	860,000	24,776	24,776	0
Performance Capital Group LLC	500,000	14,405	14,405	0
Qwest Occupational Health Trust	310,000	8,931	8,931	0
S.A.C. Capital Associates, LLC	1,500,000	559,415	43,215	516,200
Salomon Brothers Asset Management Inc. (5)	31,000,000	893,114	893,114	0
Silverback Master LTD	10,000,000	288,101	288,101	0
Sphinx Convertible Arbitrage Fund SPC	85,000	2,448	2,448	0
State Employees' Retirement Fund of the State of Delaware	1,135,000	32,699	32,699	0
Sturgeon Limited (4)	1,193,000	39,932	34,370	5,562
Sunrise Partners Limited Partnership	18,000,000	519,282	518,582	700
Topanga XI	2,295,000	66,119	66,119	0

TQA Master Fund, Ltd.	2,000,000	57,620	57,620	0
TQA Master Plus Fund, Ltd.	1,000,000	28,810	28,810	0
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Limited	1,000,000	28,810	28,810	0
UBS Warburg LLC	200,000	5,762	5,762	0
Vanguard Convertible Securities Fund, Inc.	6,505,000	187,409	187,409	0
Viacom Inc. Pension Plan Master Trust	9,000	259	259	0
Victory Capital Management (as Agent for the Victory Convertible Fund)	950,000	27,369	27,369	0
Wolverine Asset Management, LLC.	2,705,000	77,931	77,931	0
Zurich Institutional Benchmarks Master Fund, Ltd.	538,000	15,499	15,499	0
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	750,000	21,607	21,607	0

(1)
The total amount set forth in this column currently exceeds $190,000,000 because the selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table was provided to us. Information about the selling securityholders may change over time. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information.

(2)
Includes common stock into which the notes are convertible.

(3)
Assumes a conversion price of $34.71 per share and a cash payment in lieu of any fractional interest.

(4)
Shares of common stock beneficially owned include shares issuable upon the exchange of NFC's 4.75% subordinated exchangeable notes due 2009 at an initial exchange price of $55.73 per share, subject to adjustment in certain circumstances.

(5)
Salomon Brothers Asset Management Inc. ("SABM") acts as discretionary investment adviser with respect to the following accounts that hold notes (with the aggregate principal amount of notes held shown in parentheses): Citi Cap Arb Fund ($1,470,000), Diversified Arb Fund ($4,608,000), Enhanced Arb Fund ($1,521,000), Multi Strat Arb Fund ($18,638,000), Market Neutral Arb Fund ($2,018,000), General Motors—Pension ($784,000) and General Motors—Veba ($1,961,000). Accordingly, SABM may be deemed to be the beneficial owner of the notes.

The date of this prospectus supplement is August 6, 2003.

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  Rule 424(b)(3) Registration No. 333-103437